Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

Filed by the registrant [X]
Filed by a party other than the registrant [ ]


Check the appropriate box:
[ ]    Preliminary proxy statement
[X]    Definitive proxy statement
[ ]    Definitive additional materials
[ ]    Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                            Horizon Financial Corp.
               (Name of Registrant as Specified in Its Charter)


                            Horizon Financial Corp.
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
[X]    $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
       0-11.

(1)  Title of each class of securities to which transaction applies:
                              N/A

(2)  Aggregate number of securities to which transactions applies:
                              N/A

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
                              N/A

(4)  Proposed maximum aggregate value of transaction:
                              N/A

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:
                             N/A
(2)  Form, schedule or registration statement no.:
                             N/A
(3)  Filing party:
                             N/A
(4)  Date filed:
                             N/A

                          June 20, 1996






Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Horizon Financial Corp. to be held at the Best Western Lakeway Inn, 714 Lakeway Drive, Bellingham, Washington, on July 23, 1996 at 2:00 p.m., Pacific Time. Effective October 13, 1995, Horizon Financial Corp. became the holding company for Horizon Bank, a savings bank.

     The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Corporation. Directors and officers of the Corporation, as well as a representative of Moss Adams LLP, will be present to respond to any questions our shareholders may have.

     The Corporation's consolidated financial statements, the report of the independent accountants and management's discussion and analysis of financial condition and results of operations are included in this proxy statement.

     Please sign, date and return the enclosed proxy card. If you attend the meeting, you may vote in person even if you voted by proxy previously.

     Your continued interest and support of the Corporation and Horizon Bank, a savings bank, are sincerely appreciated.

                                   Sincerely,

                                   /s/ George W. Gust
                                   --------------------
                                   GEORGE W. GUST
                                   CHAIRMAN OF THE BOARD

                     HORIZON FINANCIAL CORP.
                       1500 Cornwall Avenue
                  Bellingham, Washington  98225

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                   To Be Held on July 23, 1996

    NOTICE IS HEREBY GIVEN THAT the 1996 Annual Meeting of Shareholders (the "Meeting") of Horizon Financial Corp. ("Corporation") will be held at the Best Western Lakeway Inn which is located at 714 Lakeway Drive, Bellingham, Washington on July 23, 1996 at 2:00 p.m., Pacific Time.

    A Proxy Card and Proxy Statement for the Meeting are enclosed herewith.

    The Meeting is for the purpose of considering and acting upon:

    (1) The election of eight directors of the Corporation, two to be elected for a one year term, three to be elected for two year terms and three to be elected for three year terms; and

    (2) Such other matters as may properly come before the Meeting or any adjournments thereof.

  NOTE: The Board of Directors is not aware of any other business to come before the Meeting.

    Any action may be taken on the foregoing proposal at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Shareholders of record at the close of business on June 3, 1996, are the shareholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

    You are requested to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend the Meeting and vote in person.

                                  BY ORDER OF THE BOARD OF DIRECTORS

                                  /s/ Richard P. Jacobson
                                  -----------------------
                                  RICHARD P. JACOBSON
                                  SECRETARY

Bellingham, Washington
June 20, 1996

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE YOUR CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                         PROXY STATEMENT
                               OF
                     HORIZON FINANCIAL CORP.
                      1500 Cornwall Avenue
                  Bellingham, Washington  98225
                         (360) 733-3050

                 ANNUAL MEETING OF SHAREHOLDERS
                          July 23, 1996



    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Horizon Financial Corp. ("Corporation"), the holding company for Horizon Bank, a savings bank ("Bank"), to be used at the 1996 Annual Meeting of Shareholders of the Corporation ("Meeting") which will be held at the Best Western Lakeway Inn, 714 Lakeway Drive, Bellingham, Washington, on Tuesday, July 23, 1996 at 2:00 p.m., Pacific Time. The accompanying Notice of Annual Meeting of Shareholders and this Proxy Statement are being first mailed to shareholders on or about June 20, 1996.

                      REVOCATION OF PROXIES

    Shareholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary of the Corporation or the filing of a later proxy prior to a vote being taken on a particular proposal at the Meeting. An executed proxy will not be voted if a shareholder attends the Meeting and votes in person. Proxies solicited by the Board of Directors of the Corporation will be voted in accordance with the directions given therein provided they are executed. Where no instructions are indicated, executed proxies will be voted for the nominees for directors set forth below.

         VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    Shareholders of record as of the close of business on June 3, 1996 are entitled to one vote for each share of common stock ("Common Stock") of the Corporation then held. Shareholders are not permitted to cumulate their votes for the election of directors. As of June 3, 1996, the Corporation had 6,591,743 shares of Common Stock issued and outstanding.

    The presence, in person or by proxy, of at least one-third of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. The nominees for director who receive a plurality of the votes cast by the holders of the outstanding Common Stock entitled to vote at the Meeting will be elected. Votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast. Broker non-votes will be counted for purposes of determining the existence of a quorum, but will not be counted for determining the number of votes cast with respect to the election of directors and, accordingly, will have no effect on the outcome of the election.

    Persons and groups who beneficially own in excess of five percent of the Corporation's Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC"), and provide a copy to the Corporation, disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Based on such reports, management knows of no person who owned more than five percent of the outstanding shares of Common Stock at June 3, 1996. The following table sets forth, as of June 3, 1996, information as to the shares of the Common Stock beneficially owned by each director of the Corporation and by all executive officers and directors of the Corporation as a group.

                               Number of Shares             Percent of Shares
Name                          Beneficially Owned (1)(2)(3)    Outstanding
- ---------------------         ------------------            -----------------
Directors and Named Executive Officer(4)

Robert C. Diehl                          30,265                    0.46%
Fred R. Miller                           55,937                    0.85%
Maurice (Dennis) Fox                     43,889                    0.67%
George W. Gust                          133,349                    2.02%
Frank G. Uhrig                           70,353                    1.07%
L. M. (Larry) Strengholt                 94,867                    1.44%
Richard R. Haggen                           110                     --
V. Lawrence Evans, President and        136,509                    2.07%
  Chief Executive Officer

All Executive Officers and
 Directors as a Group (11 persons)      627,239                    9.52%
_______________
(1) Includes all shares owned directly by the named individuals or by the individuals indirectly through a trust or corporation, or by the individuals' spouses and minor children, except as otherwise noted. The named individuals effectively exercise sole or shared voting and investment power over these shares.
(2) Includes shares of Common Stock subject to outstanding stock options which are exercisable within 60 days after June 3, 1996.
(3) Includes 21,447 shares of Horizon Common Stock held by the Bank's Employee Stock Ownership Plan ("ESOP").
(4) Under SEC regulations the term "named executive officer(s)" is defined to include the chief executive officer, regardless of compensation level, and the four most highly compensated executive officers, other than the chief executive officer, whose total annual salary and bonus for the last completed fiscal year exceeded $100,000. V. Lawrence Evans was the corporation's only "named executive officer" during the fiscal year ended March 31, 1996.

               PROPOSAL I -- ELECTION OF DIRECTORS

     The Corporation's Board of Directors consists of eight directors. In connection with the mandatory retirement of Robert E. Ebright in September 1995, the Board of Directors amended the Corporation's Bylaws to decrease the size of the Board from nine to eight members. The Corporation's Bylaws provide that directors will be elected for three-year staggered terms with approximately one-third of the directors elected each year. The nominees for election this year are Robert C. Diehl, Fred R. Miller, Maurice (Dennis) Fox, George W. Gust, Frank G. Uhrig, L.M. (Larry) Strengholt, Richard R. Haggen and
V. Lawrence Evans.

     It is intended that the proxies solicited by the Board of Directors will be voted for the election of the above named nominees for the terms specified in the table below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend or the Board may reduce the number of directors to eliminate the vacancy. At this time the Board of Directors knows of no reason why any nominee might be unavailable to serve.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES NAMED BELOW FOR DIRECTORS OF THE CORPORATION.

     The following table sets forth certain information regarding the nominees for election at the Meeting.

                                             Year First Elected      Term to
           Name                    Age       Trustee or Director     Expire
       ---------------------       ---       -------------------     -------
       Robert C. Diehl             57                 1976             1997(1)
       Fred R. MilleR              60                 1984             1997(1)
       Maurice (Dennis) Fox        51                 1994             1998(1)
       George W. Gust              66                 1976             1998(1)
       Frank G. Uhrig              65                 1978             1998(1)
       L. M. (Larry) Strengholt    67                 1985             1999(1)
       Richard R. Haggen           51                 1994             1999(1)
       V. Lawrence Evans           50                 1990             1999(1)
________
(1)  Assuming the individual is re-elected.

     The principal occupation of each director nominee of the Corporation for the last five years is set forth below. Unless otherwise stated, each director resides in the State of Washington.

     ROBERT C. DIEHL is the President and General Manager of Diehl Ford, Inc.

     FRED R. MILLER is the retired and former owner and President of the Skagit Bonded Collectors, Inc., Mount Vernon, Washington.

     MAURICE (DENNIS) FOX is the former Owner and President of HydroSwirl Manufacturing Corp.

     GEORGE W. GUST joined the Bank in 1975 and has served as the Bank's Chairman of the Board of Directors since August 1984. Mr. Gust has served as the Corporation's Chairman of the Board of Directors since October 1995.

     FRANK G. UHRIG is the manager and the majority shareholder of Yeager's Sporting Goods and Marina which sells sporting goods, boats, motors and general merchandise.

     L.M. (LARRY) STRENGHOLT is the President of Strengholt Construction Co., Inc., Lynden, Washington, a general building contractor.

     RICHARD R. HAGGEN is owner, President and Chief Operating Officer of Haggen, Inc.

     V. LAWRENCE EVANS joined the Bank in 1972 and served as the Bank's Executive Vice President from 1983 to 1990. Mr. Evans has served as President of the Bank since May 14, 1990 and as Chief Executive Officer since March 26, 1991. Mr. Evans also serves as President and Chief Executive Officer of the Corporation.

       MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Boards of Directors of the Corporation and the Bank conduct their business through meetings of the Boards and through their committees. During fiscal 1996, the Corporation held one meeting in connection with its initial organization and three subsequent meetings, and the Board of Directors of the Bank held 10 meetings. No director of the Corporation or the Bank attended fewer than 75% of the total number of meetings of the Board of Directors and committees on which the director served.

     The full Board of Directors of the Corporation acts as a Nominating Committee for the annual selection of its nominees for election as directors. The Corporation's Bylaws provide that any nomination to the Board of

Directors (except one proposed by the existing Board of Directors of the Corporation) must be in writing and delivered or mailed to the Chairman of the Board of the Corporation at least 20 days prior to the meeting of shareholders called for the election of directors. The Board of Directors met one time during the 1996 fiscal year in its capacity as the Nominating Committee.

     The Executive Committee of the Corporation is composed of Directors Evans, Gust and Miller. This Committee meets at least monthly to advise management of the Corporation between monthly meetings of the Board of Directors. This Committee also makes recommendations to the Board concerning Corporation compensation packages. The Executive Committee, including the Bank's Executive Committee prior to completion of the holding company reorganization, met 12 times during the fiscal year ended March 31, 1996.

     The Audit Committee of the Corporation is composed of Directors Diehl, Fox and Uhrig. The Audit Committee is responsible for examining and evaluating the activities of the Corporation and reporting its findings to the Board. This examination determines the reliability of information produced on behalf of the Corporation and the effectiveness of internal practices and procedures and the efficiency of operations. The Audit Committee also assists the Board in the selection of independent accountants. The Audit Committee, including the Bank's Audit Committee prior to completion of the holding company reorganization, met five times during the fiscal year ended March 31, 1996.

                     DIRECTORS' COMPENSATION

     Each director of the Corporation is also a director of the Bank. Directors of the Corporation received no additional compensation for attendance at any meeting of the Corporation's Board of Directors or committees thereof during the fiscal year ended March 31, 1996. Members of the Bank's Board of Directors receive an annual retainer of $7,500 and $250 for attendance at each Board meeting. The Chairman of the Board receives an additional $400 for attendance at each Board meeting. Directors also receive $175 for each committee meeting attended held on the day of a regular meeting or a special board meeting held by telephone conference call, and $175 for attendance at a special board meeting or a committee meeting held on a day other than the day of a regular board meeting. Members of the Executive Committee receive $375 for each monthly meeting attended. Employees of the Bank who are also directors do not receive compensation for their attendance at any board committee meetings.

                           EXECUTIVE COMPENSATION

     Summary Compensation Table.  The following table sets forth the compensation received by the named executive officer for each of the three fiscal years ended March 31, 1996.  All compensation is paid by the
Bank.
                                                                              Long-Term
                                                                             Compensation
                                     Annual Compensation                         Awards
                              _____________________________________     ______________________

    Name and                                                Other       Restricted
    Principal                                               Annual        Stock                 All Other
    Position         Year       Salary       Bonus       Compensation     Awards    Options    Compensation
____________________________________________________________________________________________________________

V. Lawrence Evans    1996     $128,592      $25,973          --            --        15,000     $11,726(2)
  President and      1995      125,000       46,483          --            --         5,000      12,048
  Chief Executive    1994      114,100       41,614          --            --         2,240      13,680
  Officer

(1)  Does not include perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus.
(2)  Includes contributions to the Bank's ESOP of $2,024 and to the Bank's Retirement Savings and Investment
     Plan ("401(k) Plan") of $7,715.

     Option Grants Table.  The following information is provided for the named executive officer.


                                  OPTIONS GRANTS IN LAST FISCAL YEAR

                                                                             Potential Realizable
                                                                               Value at Assumed
                                                                            Annual Rates of Stock
                                                                            Price Appreciation for
                         Individual Grants                                       Option Term
_____________________________________________________________________       _______________________

                              % of Total
                                Options
                               Granted to     Exercise
                   Options      Employees     or Base
     Name          Granted         in          Price        Expiration
                     (#)       Fiscal Year     ($/Sh)         Date           5% ($)       10% ($)
__________________________________________________________________________________________________
V. Lawrence Evans   15,000        9.0%         $12.56        9/21/05        $118,485      $300,255


Option Exercise/Value Table. The following information is provided for the named executive officer.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR END OPTION

                                             Number of            Value of
                                            Unexercised          Unexercised
                     Shares                 Options at          In-the-Money
                     Acquired                FY-End(#)            Options at
                       on       Value                             FY-End ($)
                    Exercise   Realized     Exercisable/         Exercisable/
Name                  (#)        ($)       Unexercisable        Unexercisable
______________________________________________________________________________

V. Lawrence Evans      --         --      57,631/15,000           $190,856/$0

     Employment Agreements. The Bank entered into an employment contract with Mr. Evans on March 23, 1993 which provides for an initial term of four years. In connection with the holding company reorganization, the Corporation became a party to the employment contract. The agreement renews automatically for an additional one year term until either of the parties notifies the other in writing of its intent not to renew the contract. Under the agreement, Mr. Evans' current annual base compensation is $128,592. In addition, Mr. Evans is entitled to participate in and to receive all benefits which are applicable to the Corporation's executive employees. The agreement also provides for compensation to be paid to Mr. Evans in the event of his disability, termination without cause or in the event of a change in control of the Corporation. In the event of a change in control, Mr. Evans would be entitled to receive an amount equal to 2.99 times the average annual base compensation received prior to the date of change of control for the most recent five taxable years. Assuming that a change in control had occurred during fiscal 1996, Mr. Evans would have been entitled to a cash payment equal to approximately $326,329 based on his current annual compensation.

     Deferred Compensation Plan. The Bank has established a deferred compensation plan for certain of its officers, including Mr. Evans. The plan provides for additional retirement benefits payable over a 12 to 17 year period following retirement. In connection with the funding of the Bank's obligation under the plan, the Bank has acquired life insurance policies on the lives of plan participants. At March 31, 1996 and 1995, the cash surrender values of these policies included in other assets aggregated $1,445,290 and $1,555,442, respectively. Deferred compensation expense amounted to $32,000, $47,059 and $164,052 in 1996, 1995 and 1994, respectively.

     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and Performance Graph shall not be incorporated by reference into any such filings.

     Report of the Compensation Committee. The Compensation Committee's duties are to recommend and administer policies that govern executive compensation for the Corporation and the Bank. The Compensation Committee evaluates executive performances, compensation policies and salaries. The Compensation Committee recommends salaries to be paid to each executive officer. The entire Board of Directors reviews the Compensation Committee's recommendations as to executive compensation, including the Chief Executive Officer, and sets these salaries.

     The executive compensation policy of the Corporation and the Bank is designed to establish an appropriate relationship between executive pay and the Corporation's and the Bank's annual and long-term performance, long-term growth objectives, and their ability to attract and retain qualified executive officers. The principles underlying the program are:

     * To attract and retain key executives who are vital to the long-term success of the Corporation and the Bank and are of the highest caliber;

     * To provide levels of compensation competitive with those offered throughout the financial industry; and

     * To motivate executives to enhance long-term stockholder value by building their ownership in the Corporation.

     The Committee also considered a variety of subjective and objective factors in determining the compensation package for individual executives including (1) the performance of the Corporation and the Bank as a whole with an emphasis on annual and long-term performance, (2) the responsibilities assigned to each executive, and (3) the performance of each executive of assigned responsibilities as measured by the progress of the Corporation and the Bank during the year.

     Although the Compensation Committee did not establish executive compensation levels on the basis of whether specific financial goals had been achieved by the Corporation and the Bank, the Compensation Committee (and the Board of Directors) considered the overall profitability of the Corporation and the Bank when making their decisions. The Compensation Committee believes that management compensation levels, as a whole, appropriately reflect the application of the Corporation's and Bank's executive compensation policy and the progress of the Corporation and the Bank.

                                            Compensation Committee


                                            George W. Gust
                                            Robert C. Diehl
                                            Fred R. Miller

     Compensation Committee Interlocks and Insider Participation. No executive officer of the Corporation or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Corporation or the Bank has served as a director of another entity, one of whose executive officers served on the Compensation Committee. No executive officer of the Corporation or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Corporation or the Bank.

     Performance Graph. The following graph compares the cumulative total shareholder return on the Corporation's Common Stock with the cumulative total return on the Nasdaq Index and the SNL Western Thrift Index, which encompasses ten western states. Total return assumes reinvestment of all dividends.

                                       Period Ending

                    3/28/91  03/31/92   03/31/93  03/31/94  03/31/95  03/31/96
                    __________________________________________________________

HorizonFinCorp-WA    100.00   123.98     171.43    169.18    155.35    161.05
Nasdaq Total Return  100.00   127.45     146.51    158.15    175.93    238.88
SNL Western Thrift   100.00    95.58     116.41    100.05    108.10    155.22

             COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Corporation's executive officers and directors, and persons who own more than 10% of any registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission within prescribed time periods. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms it has received and written representations provided to the Corporation by the above referenced persons, the Corporation believes that during the fiscal year ended March 31, 1996 all filing requirements applicable to its reporting officers, directors and greater than 10% shareholders were properly and timely complied with, except for two filings made by Executive Vice President Philippe S.L. Swaab and Vice President Karen A. LePage. Mr. Swaab and Ms. LePage inadvertently omitted to report their ESOP holdings in their initial Form 3s filed with the SEC during October 1995. Mr. Swaab and Ms. LePage each subsequently reported their ESOP holdings on a Form 5, although in an untimely manner.

                       TRANSACTIONS WITH MANAGEMENT

     Effective with passage of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, officers and directors of the Bank are prohibited from receiving any loan or extension of credit at other than market rates and terms. The Bank does not extend credit to its directors or officers.

                                 AUDITORS

     Moss Adams LLP served as the Corporation's auditors for the fiscal year ended March 31, 1996. The Board of Directors currently anticipates appointing Moss Adams LLP to be its auditors for the 1997 fiscal year. A representative of Moss Adams LLP will be present at the Meeting to respond to questions from shareholders and will have the opportunity to make a statement if he or she so desires.

                                OTHER MATTERS

     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

     The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitations by mail, directors, officers, and regular employees of the Corporation may solicit proxies personally or by telegraph or telephone at their regular salary or hourly compensation.

     The Corporation's 1996 Annual Report to Shareholders has been mailed to all shareholders of record as of the close of business on June 3, 1996. Any shareholder who has not received a copy of such annual report may obtain a copy without charge by writing the Corporation. Such annual report is not to be treated as part of the proxy solicitation material nor having been incorporated herein by reference. The Corporation's consolidated financial statements prepared in conformity with general accepted accounting principles are included herein as Exhibit 1.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS
GENERAL

     The Corporation was formed under Washington law on May 22, 1995, and became the holding company of the Bank, effective October 13, 1995. As a bank holding company, the Corporation has a number of additional options and operating advantages. These include, but are not limited to: expanded business diversification options; flexibility in acquisitions; and the ability to repurchase its own stock without incurring the adverse tax consequences of recapturing portions of the Bank's bad debt reserve.

     At its March 26, 1996 meeting, the Board of Directors authorized the repurchase of up to 10% (approximately 655,000 shares) of the Corporation's outstanding Common Stock over a 24 month period.

     The primary business of the Corporation's wholly-owned subsidiary, the Bank, is to acquire funds in the form of savings deposits and to use the funds to make loans secured by residential, and to a lesser extent, commercial properties in the Bank's primary market area. The Bank's operations are conducted through 12 full-service office facilities, located in Whatcom, Skagit and Snohomish counties in Northwest Washington.

RESULTS OF OPERATIONS

     Total consolidated assets for the Corporation as of fiscal year-end March 31, 1996 were $488,967,604, an increase of 6.88% from the March 31, 1995 level of $457,478,017. This increase in assets was due primarily to the growth in loans receivable, which increased 8.20% to $389,650,547 from $360,119,915. Real estate loans originated for fiscal 1996 were $85,909,880, of which 32% were refinances compared to fiscal 1995 of $57,262,145 with 15% refinances. The increase in total real estate loan originations in fiscal 1996 was the result of lower long term interest rates and an increase in the demand for refinance mortgages. In addition, consumer lending originations increased 42.82% in fiscal 1996 to $9,745,944 from $6,823,930 in fiscal 1995.

     The Bank sold $10,257,604 of real estate loans in fiscal 1996, compared to $7,194,238 in fiscal 1995. The Bank sells real estate loans during periods of increased loan volume to improve the Bank's cash flow.

     Total liabilities were $409,820,390 at March 31, 1996, an increase of 6.50% from $384,793,257 at March 31, 1995. The increase in liabilities was due primarily to the growth in savings deposits, which increased 6.61% to $402,676,437 from $377,703,449.

     Shareholder equity in fiscal 1996 increased by $6,462,454 to $79,147,214, a 8.89% increase from $72,684,760 at fiscal 1995 year end. This is net of the $.32 per share of cash dividends paid to shareholders during the fiscal year. The shareholder equity-to-assets ratio was 16.19% at March 31, 1996.

NET INTEREST INCOME

     Net interest income in fiscal 1996 was $16,308,807, a 4.30% decrease from fiscal 1995 of $17,041,315. Total interest income increased in fiscal 1996 to $37,082,271, a 9.10% increase from fiscal 1995 of $33,989,069.

     Interest income on loans in fiscal 1996 was $32,145,266, a 7.34% increase from $29,948,191 in fiscal 1995. The Bank's weighted average yield on loans was 8.57% in fiscal 1996, compared to 8.49% in fiscal 1995. While rates were decreasing for much of fiscal 1996, the increase in refinance activity contributed to the increase in interest income on loans as the Bank recognizes the remaining deferred loan fees into income when a mortgage is refinanced or sold.

     Interest and dividends on investments and mortgage-backed securities was $4,937,005 in fiscal 1996, an increase of 22.18% from $4,040,878 in fiscal 1995. The Bank's weighted average yield on investments increased in fiscal 1996 to 6.43% from 6.03% in fiscal 1995. The weighted average yield on all earning assets increased to 8.21% in fiscal 1996 from 8.10% in fiscal 1995.

     Total interest expense in fiscal 1996 was $20,773,464, a 22.57% increase over fiscal 1995 of $16,947,754. The Bank's cost of savings increased in fiscal 1996 to 5.36% from 4.70% in fiscal 1995. The primary reason for these increases was the rapid increase in short term interest rates during late 1994 and early 1995. As a result, the rate paid on the Bank's deposits during fiscal 1996 was relatively high for much of the year, as it took time for these deposits to mature and reprice at the lower levels observed later in the year. The Bank's one year GAP was a negative 34.03% as of March 31, 1996. This is calculated by taking the difference between the assets and liabilities which mature or repricing within one year and dividing the result by the total assets of the Bank.

PROVISION FOR LOSSES ON LOANS

     The provision for losses on loans decreased in fiscal 1996 to $110,000, a 16.67% decrease from fiscal 1995 of $132,000. These figures include both specific and general reserves, less the recapture of reserves due to loans being paid off. As of March 31, 1996, the allowance for loan loss reserves was $3,236,150. The general and specific reserves as of March 31, 1996 represented .83% of loans receivable, compared to .87% as of March 31, 1995.

     While the Bank has been adding to its loan loss reserve over the last several years, the ratio of loans delinquent, in foreclosure, or real estate owned to loans receivable has been less than .01% for each of the past five years. As of March 31, 1996, there were no loans in the Bank's entire portfolio which were over 90 days delinquent, nor were there any loans in foreclosure or classified as real estate owned. The consistently low delinquency and foreclosure rates show a commitment by the Bank to maintain strong underwriting requirements and the strength and stability of the local economy. No assurances, however, can be given as to future delinquency levels or the continued strength and stability of the local economy.

NON-INTEREST INCOME

     Non-interest income in fiscal 1996 was $1,292,769, an increase of 6.00% from fiscal 1995 of $1,219,636. Service fee income was $958,611 in fiscal 1996, a 7.62% decrease from fiscal 1995 of $1,037,715. The service fee income decline in fiscal 1996 is primarily related to the sale of the Bank's Trust Department (see "-- Discontinued Operations," below). No trust department fees were included in service fee income in fiscal 1996, compared to $134,295 in fiscal 1995.

     Other non-interest income increased 65.57% in fiscal 1996 to $326,690 from $197,309 in fiscal 1995. The primary factors affecting this increase include a $41,561 payment received as a death benefit on the Bank's life insurance policy, along with payments totalling $83,813 received from First Interstate Bank relating to the sale of the Trust Department (see "-- Discontinued Operations," below).

NON-INTEREST EXPENSE

     Non-interest expense in fiscal 1996 decreased to $6,684,507, a 6.50% decrease from fiscal 1995 of $7,149,431. Compensation and employee benefits decreased .92% in fiscal 1996 to $3,694,053 from $3,728,481 in fiscal 1995, despite the addition of employees for the new office in Mill Creek. This decrease in compensation and employee benefits was primarily due to a reduction in cash profit sharing paid to employees, which is a function of the Bank's performance.

     Building occupancy expense was $1,075,275 in fiscal 1996, a 5.06% increase from $1,023,444 in fiscal 1995. The majority of the fiscal 1996 increase was attributed to the opening of the Mill Creek Office in September 1995, along with the full year operations of the relatively new Burlington and Edmonds Offices, both of which opened during fiscal year 1995. Federal Deposit Insurance Corporation ("FDIC") insurance premiums in fiscal 1996 decreased substantially to $246,686 from $802,862 in fiscal 1995. As a Bank Insurance Fund ("BIF") insured institution, the premium rate paid by the Bank for FDIC insurance was reduced to $0.04 per hundred dollars of deposits from $0.23 during fiscal 1995. Data processing expenses increased 2.78% in fiscal 1996 to $388,947 from $378,425 in fiscal 1995. Advertising expenses increased 6.17% to $322,918 in fiscal 1996 from $304,145 in fiscal 1995. Other non-interest expenses increased 4.88% in fiscal 1996 to $956,628 from $912,074 in fiscal 1995.

PROVISIONS FOR INCOME TAX

     Income tax expense decreased to $3,585,991 in fiscal 1996, from $3,640,045 in fiscal 1995. The Bank's effective tax rate was approximately 33% in fiscal 1996 and fiscal 1995.

NET INCOME

     Annual earnings of $7,221,078 for fiscal 1996 were 3.99% lower than fiscal 1995 earnings of $7,520,975. Earnings per share for fiscal 1996 were $1.10 on weighted average shares of 6,553,005, compared to earnings per share of $1.16 on weighted average shares of 6,487,562 in fiscal 1995. Earnings per share figures have been restated to reflect a 10% stock dividend paid on August 25, 1994.

DISCONTINUED OPERATIONS

     During fiscal 1995, the Bank signed an agreement with First Interstate Bank to sell the Trust Department. That decision was part of an ongoing effort to improve efficiency and to maintain the Bank's focus on its core business of home lending and deposit gathering. The gain on sale recognized in fiscal 1995, net of income tax, was $181,500, which raised the Bank's earnings per share by $.03 for that period. As stated previously, the final payments received from First Interstate Bank were included as "Other Non-Interest Income" during fiscal 1996. As of March 31, 1996, all of the Bank's trust accounts had been closed.

                      LIQUIDITY AND CAPITAL RESOURCES

     The Bank maintains liquid assets in the form of cash and short-term investments to provide a source to fund loans, savings withdrawals, and other short-term cash requirements. At March 31, 1996, the Bank had liquid assets (cash and marketable securities with maturities of one year or less) with a book value of $30,024,993.

     As of March 31, 1996, the total book value of investments and mortgage-backed securities was $80,389,812 compared to a market value of $82,879,085, resulting in an unrealized gain of $2,489,273. On March 31, 1995, the book value of investments and mortgage-backed securities was $77,725,643 compared to market value of $78,133,864, resulting in an unrealized gain of $408,221. The Bank foresees no factors which would impair its ability to hold debt securities to maturity.

     The Bank's primary sources of funds are cash flow from operations, which consist primarily of mortgage loan repayments, deposit increases, loan sales, and cash received from the maturity or sale of investment securities. The Bank's liquidity fluctuates with the supply of funds and management believes that the current level of liquidity is more than adequate at this time. If additional liquidity is needed, the Bank's options include, but are not necessarily limited to: 1) selling additional loans in the secondary market;
2) making repurchase agreements; 3) accepting additional jumbo and/or public funds deposits; or 4) accessing the discount window of the Federal Reserve Bank of San Francisco. The Bank had no borrowings against any kind of credit as of March 31, 1996.

     Stockholders' equity as of March 31, 1996 was $79,147,214 or 16.19% of assets, which exceeds the 5.0% minimum required by the FDIC in order to be considered well capitalized. The Bank's total risk-adjusted capital ratio as of March 31, 1996 was 30.4%, which also exceeds the well capitalized minimum of 10% required by the FDIC.

                           SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the proxy solicitation materials of the Corporation for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Corporation's main office at 1500 Cornwall Avenue, Bellinghm, Washington, no later than February 21, 1997. Any such proposals shall be subject to the requirements of the proxy solicitation rules adopted under the Exchange Act.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ Richard P. Jacobson
                                    -----------------------
                                    RICHARD P. JACOBSON
                                    SECRETARY
Bellingham, Washington
June 20, 1996

     A COPY OF THE ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS OF RECORD AS OF JUNE 3, 1996, UPON WRITTEN REQUEST TO RICHARD P. JACOBSON, SECRETARY, HORIZON FINANCIAL CORP., 1500 CORNWALL AVENUE, BELLINGHAM, WASHINGTON 98225.

                            HORIZON FINANCIAL CORP.

                         INDEPENDENT AUDITOR'S REPORT
                                     and
                             FINANCIAL STATEMENTS

                         March 31, 1996, 1995 and 1994

                           Horizon Financial Corp.
                              Table Of Contents
                        March 31, 1996, 1995 and 1994




                                                Page

Independent Auditor's Report . . . . . . . . . . . . . . . . . . . . . . 1


Consolidated Financial Statements

Statement of Financial Position . . .. . . . . . . . . . . . . . . . . . 2

     Statement of Income . . . . . .     . . . . . . . . . . . . . . . . 3

     Statement of Stockholders' Equity . . . . . . . . . . . . . . . . . 4

     Statement of Cash Flows . . . . . . . . . . . . . . . . . . . . . . 5

     Notes to Financial Statements . . . . . . . . . . . . . . . . . .6-21

                        Independent Auditor's Report


To the Stockholders and Directors
Horizon Financial Corp.

We have audited the accompanying consolidated statement of financial position of Horizon Financial Corp. (formerly Horizon Bank, A Savings Bank) and its subsidiary (the "Company") as of March 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years ended March 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Horizon Financial Corp. as of March 31, 1996 and 1995, and the results of its operations and cash flows for each of the years ended March 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

As described in Note 1 to the financial statements, the Company has adopted Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan and No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, during fiscal year 1996. Also, as described in Note 1, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, during fiscal year 1995.





Bellingham, Washington
April 24, 1996

                                 Horizon Financial Corp.
                         Consolidated Statement Of Financial Position
                                March 31, 1996 and 1995



                                        Assets

                                                      1996          1995
                                                  ____________    ____________
Cash and cash equivalents                        $  4,844,146    $  4,946,359
Interest-bearing deposits                           8,756,304      11,611,095
Investment securities
   Available-for-sale (amortized cost 1996:
     $32,190,068; 1995: $28,704,766)               34,623,256      29,823,172
   Held-to-maturity (estimated fair value 1996:
     $16,157,144; 1995: $14,113,419)               16,080,247      14,004,376
Mortgage-backed securities
   Available for sale (amortized cost 1996:
     $284,368; 1995: $548,913)                        279,473         540,753
   Held-to-maturity (estimated fair value 1996:
     $23,062,908; 1995: $22,045,425)               23,078,825      22,856,494
Loans receivable                                  389,650,547     360,119,915
Accrued interest and dividends receivable           3,614,937       3,240,599
Income tax receivable                                      -        1,878,000
Bank premises and equipment, net                    6,246,041       6,460,956
Other assets                                        1,793,828       1,996,298
          Total Assets                           $488,967,604    $457,478,017


                     Liabilities And Stockholders' Equity

Deposits                                         $402,676,437    $377,703,449
Accounts payable and other liabilities              4,582,712       4,488,140
Advances by borrowers for taxes and insurance         832,442         837,066
Income tax currently payable                           66,115              -
Net deferred income tax liabilities                   575,000         604,798
Deferred compensation                               1,087,684       1,159,804
          Total liabilities                       409,820,390     384,793,257

Commitments And Contingencies

Stockholders' Equity
   Serial preferred stock, $1 par value, 10,000,000
     shares authorized; none issued or outstanding
   Common stock, $1 par value, 30,000,000 shares
     authorized; 6,579,954 and 6,514,652 issued and
     outstanding, respectively                      6,579,954       6,514,652
   Additional paid-in capital                      39,415,875      39,036,616
   Retained earnings, substantially restricted     31,548,712      26,426,840
   Debt related to ESOP                                    -          (25,000)
   Net unrealized gain on securities classified
     as available-for-sale, net of tax              1,602,673         731,652
          Total stockholders' equity               79,147,214      72,684,760
Total Liabilities And Stockholders' Equity       $488,967,604    $457,478,017

                                        Horizon Financial Corp.
                                   Consolidated Statement Of Income
                                Years Ended March 31, 1996, 1995 and 1994



                                      1996          1995            1994
                                 ____________    ____________    ____________
Interest Income
   Interest on loans             $ 32,145,266    $ 29,948,191    $ 30,209,539
   Interest and dividends on
    investments and mortgage-
    backed securities               4,937,005       4,040,878       3,408,981
      Total interest income        37,082,271      33,989,069      33,618,520
Interest Expense
   Interest on deposits            20,773,464      16,947,754      15,226,873
      Net interest income          16,308,807      17,041,315      18,391,647
Provision For Loan Losses             110,000         132,000         367,802
      Net interest income
      after provision for
      loan losses                  16,198,807      16,909,315      18,023,845
Noninterest Income
   Service fees                       958,611       1,037,715       1,372,077
   Other                              326,690         197,309         221,291
   Net gain  (loss) on sales
    of investment securities
    and loans                           7,468         (15,388)         98,712
      Total noninterest income      1,292,769       1,219,636       1,692,080
Noninterest Expense
   Compensation and employee
    benefits                        3,694,053       3,728,481       3,909,905
   Building occupancy               1,075,275       1,023,444         913,446
   Other expenses                     956,628         912,074       1,189,639
   FDIC Insurance                     246,686         802,862         753,861
   Data processing                    388,947         378,425         383,068
   Advertising                        322,918         304,145         295,513
      Total noninterest expense     6,684,507       7,149,431       7,445,432
Income From Continuing Operations
 Before
    Provision For Income Tax       10,807,069      10,979,520      12,270,493
Provision For Income Tax
   Current                          4,062,815       1,399,045       4,832,463
   Deferred                          (476,824)      2,241,000        (570,000)
      Total provision for income
       tax                          3,585,991       3,640,045       4,262,463
Income From Continuing
 Operations                         7,221,078       7,339,475       8,008,030
Discontinued Operation
   Sale of Trust Department,
    net of applicable taxes of
    $93,500                             -             181,500              -

Net Income                       $  7,221,078    $  7,520,975    $  8,008,030

Earnings Per Share (adjusted for
 stock splits and dividends)
   Income from continuing
    operations                         $ 1.10          $ 1.13          $ 1.24
   Income from discontinued
    operation                             .00             .03             .00

Total Earnings Per Share               $ 1.10          $ 1.16          $ 1.24

                                     Horizon Financial Corp.
                         Consolidated Statement Of Stockholders' Equity
                              Ended March 31, 1996, 1995 and 1994

                                                                        Net
                                                                      Unrealized
                    Common Stock          Additional                 Gains (Losses)       Debt
                     Number of             Paid-In     Retained      on Securities       Related
                      Shares     At Par    Capital     Earnings    Available-For-Sale    To ESOP    Total
                    ________________________________________________________________________________________
Balance, March 31,
 1993               $5,804,744  $5,804,744 $31,099,003 $22,389,364   $  -            $(128,791)  $59,164,320
  Repayment of debt
   related to
   Employee Stock
   Ownership Plan        -           -           -            -         -               75,000        75,000
  Cash dividends on
   common stock at
   $0.32 per share       -           -           -      (1,875,093)     -                -       (1,875,093)
  Dividend
   reinvestment plan    21,951      21,951     328,227     (13,363)     -                -           336,815
  Cash paid for
   fractional shares
   in connection with
   stock dividend         (301)       (301)     (4,148)     (5,838)     -                -          (10,287)
  Stock options
   exercised            48,603      48,603     247,673        -         -                -           296,276
   Net income             -           -           -      8,008,030      -                -         8,008,030
Balance, March 31,
 1994                5,874,997   5,874,997  31,670,755  28,503,100      -              (53,791)   65,995,061
  Adjustment to market
   value, net of taxes,
   for securities
   classified as
   available-for-sale     -          -            -           -         765,724          -           765,724
  Repayment of debt
   related to Employee
   Stock Ownership Plan   -          -            -           -         -               28,791        28,791
  Cash dividends on
   common stock at
   $0.32 per share        -          -            -     (2,031,021)     -                -       (2,031,021)
  Dividend reinvestment
    plan                20,620      20,620     247,886        -         -                -           268,506
  10% stock dividend   588,579     588,579   6,968,775  (7,557,354)     -                -            -
Cash paid for
   fractional shares
   in connection with
   stock dividend        -          -            -          (8,860)     -                -           (8,860)
  Stock options
   exercised            30,456      30,456     149,200        -         -                -           179,656

                                                                        Net
                                                                      Unrealized
                    Common Stock          Additional                 Gains (Losses)       Debt
                     Number of             Paid-In     Retained      on Securities       Related
                      Shares     At Par    Capital     Earnings    Available-For-Sale    To ESOP    Total
                    ________________________________________________________________________________________
  Net change in
   unrealized gain/loss
   on securities classified
   as available-for-sale, net
   of taxes of $17,552   -          -            -           -          (34,072)         -          (34,072)
  Net income             -          -            -       7,520,975       -               -         7,520,975
Balance, March 31,
 1995                6,514,652   6,514,652  39,036,616  26,426,840      731,652        (25,000)   72,684,760
  Repayment of debt
   related to Employee
   Stock Ownership Plan  -          -            -           -           -              25,000        25,000
  Cash dividends on
   common stock at
   $0.32 per share       -          -            -      (2,099,206)      -              -        (2,099,206)
  Dividend reinvestment
   plan                 21,202      21,202     243,112       -           -              -            264,314
  Stock options
   exercised            44,100      44,100     136,147       -           -              -            180,247
  Net change in
   unrealized gain/
   loss on securities
   classified as
   available-for-sale,
   net of taxes
   of $448,708           -          -            -           -          871,021         -            871,021
  Net income             -          -            -       7,221,078        -             -          7,221,078
Balance, March 31,
 1996               $6,579,954  $6,579,954 $39,415,875 $31,548,712   $1,602,673      $  -        $79,147,214

                                          Horizon Financial Corp.
                                    Consolidated Statement Of Cash Flows
                                  Years Ended March 31, 1996, 1995 and 1994
                              Increase (Decrease) in Cash and Cash Equivalents

                                1996            1995                1994
                            ____________    ____________       _____________

Cash Flows From Operating Activities
   Net income               $  7,221,078    $  7,520,975        $  8,008,030
Adjustments to reconcile net income to
 net cash provided by operating activities
   Depreciation                  441,623         543,397             404,475
   Amortization and
    deferrals, net                16,729        (356,973)          1,600,700
   Provision for loan
    losses                       110,000         132,000             367,802
   Provision for
    deferred income tax         (476,824)      2,241,000            (570,000)
   Loss on retirement of Bank premises
    and equipment                  -               -                  10,153
Changes in assets and liabilities
   Interest and dividends
    receivable                  (374,338)       (382,874)            254,980
   Interest payable              147,879           6,598             (32,437)
   Federal income tax
   (receivable) payable        1,944,115        (283,755)            (84,115)
   Other assets                  202,470      (1,947,118)            (34,873)
   Other liabilities            (180,051)       (373,777)            300,406
      Net cash flows from
       operating activities    9,052,681       7,099,473          10,225,121
Cash Flows From Investing Activities
   Change in interest-
   bearing deposits, net       2,854,791       2,110,875           3,050,300
   Purchases of investment
    securities -
    available-for-sale       (17,526,522)    (20,348,306)        (24,169,082)
   Proceeds from sales and
    maturities of investment
    securities -
    available-for-sale        16,324,963       8,374,223          25,820,344
   Purchases of investment
    securities -
    held-to-maturity         (12,989,293)     (2,186,198)             -
   Proceeds from maturities
    of investment securities
    - held-to-maturity         8,629,679       4,757,916              -
   Purchases of mortgage-
    backed securities -
    held-to-maturity          (2,787,555)     (7,007,397)             -
   Purchases of mortgage-
    backed securities -
    available-for-sale            -               (7,865)        (12,982,340)
   Proceeds from maturities
    of mortgage-backed
    securities - held-to
    -maturity                  2,565,224       2,501,502              -
  Proceeds from maturities
    of mortgage-backed
    securities -
    available-for-sale           264,545         489,654           6,318,341
   Proceeds from sales of
    loans                     10,257,604       7,194,238          28,626,069
   Principal payments on
    loans                     56,451,474      41,985,042          91,618,518
   Originations and
    purchases of loans       (96,291,439)    (68,624,451)       (148,018,688)
   Purchases of bank premises
    and equipment               (226,708)     (1,383,457)         (1,587,700)
      Net cash flows from
       investing activities  (32,473,237)    (32,144,224)        (31,324,238)
Cash Flows From Financing Activities Change in
 checking and savings
  accounts, net                4,770,671     (10,492,418)         11,347,853
   Proceeds from issuance
    of time deposits          146,567,614    138,645,541         118,533,946
   Payments for maturing
    time deposits            (126,365,297)  (101,955,465)       (106,427,585)
   Common stock issued, net       444,561        439,302             622,804
   Cash dividends paid         (2,099,206)    (2,031,021)         (1,875,093)
      Net cash flows from
       financing activities    23,318,343     24,605,939          22,201,925
Net Change In Cash And Cash
 Equivalents                     (102,213)      (438,812)          1,102,808
Cash And Cash Equivalents,
 beginning of year              4,946,359      5,385,171           4,282,363
Cash And Cash Equivalents,
 end of year                 $  4,844,146   $  4,946,359        $  5,385,171

Supplemental Disclosures Of Cash Flow Information
   Cash paid during the year
    for interest             $ 20,625,585   $ 16,941,156        $ 15,259,310
   Cash paid during the year
    for income tax           $  2,118,000   $  3,655,000        $  4,916,578

Noncash Investing And Financing Transactions
   Mortgage loans securitized
    and exchanged for FHLMC
    participation
    certificates             $     -        $  7,002,363        $ 11,993,436

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Nature of Operations - Horizon Financial Corp. (the "Company"), through its wholly-owned subsidiary, Horizon Bank (the "Bank"), provides a full range of mortgage lending services to borrowers and a full range of customer services to depositors through twelve branches located in Whatcom, Skagit and Snohomish Counties of Washington State. The Bank is an FDIC insured, state-chartered stock savings bank.

(b) Financial Statement Presentation and Use of Estimates - The financial statements have been prepared in accordance with generally accepted accounting principles and reporting practices applicable to the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of revenues and expenses for the period and assets and liabilities as of the balance sheet date. Actual results could differ from estimated amounts.

(c) Reorganization - Pursuant to an agreement and plan of reorganization occurring during fiscal year 1996, Horizon Bank's common stockholders became stockholders of Horizon Financial Corp., and Horizon Financial Corp. became the sole shareholder of Horizon Bank.

(d) Principles of Consolidation - As of March 31, 1996, and for the year then ended, the consolidated financial statements include the accounts of Horizon Financial Corp. and its wholly-owned subsidiary, Horizon Bank. Westward Financial Services, Inc. is a wholly-owned subsidiary of Horizon Bank, whose accounts are also included in the consolidation. All material intercompany balances and transactions have been eliminated. Horizon Financial Corp. was formed during 1996. As of March 31, 1995 and 1994, and for the years then ended, the financial statements include the accounts of Horizon Bank and its wholly-owned subsidiary Westward Financial Services, Inc.

(e) Cash and Cash Equivalents - Cash and cash equivalents consist of cash on hand and noninterest-bearing amounts due from banks.

(f) Investments in Interest-Bearing Deposits - Investments in interest-bearing deposits consist principally of federal funds sold to a major Seattle-area bank, repurchase agreements and short-term certificates of deposit with western Washington financial institutions.

(g) Investments and Mortgage-Backed Securities - The Company adopted SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, as of April 1, 1995. This statement establishes standards of financial accounting and reporting for investments in equity and debt securities, and requires classification of securities into one of three categories: (1) held-to-maturity, (2) available-for-sale, or (3) trading. Investment securities are categorized as held-to-maturity when the Bank has the positive intent and ability to hold those securities to maturity. Securities which are held-to-maturity are stated at cost, adjusted for amortization of premiums, and accretion of discounts which are recognized as adjustments to interest income.

Investment securities categorized as available-for-sale are generally held for investment purposes (to maturity), although unanticipated future events may result in the sale of some securities. Available-for-sale securities are recorded at fair value, with the net unrealized gain or loss included as a separate component of stockholders' equity net of the related tax effect. Realized gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.

The Company did not have any investment securities categorized as trading securities at March 31, 1996 or March 31, 1995.

(h) Loans Receivable - Generally, loans receivable are held for investment. Such loans are stated at the principal amount outstanding, net of any adjustments including discounts on loans purchased and deferred loan origination fees.

These adjustments are amortized over the remaining life of the loans. Loans are considered "held-for-sale" when management intends to sell such loans or exchange them for participation certificates. Loans held-for-sale are carried at the lower of cost or market value. There were no loans considered held-for-sale at each respective year end.

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICATN ACCOUNTING POLICIES (Continued)

Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the yield on the related loans, using the interest method.

(i) Impaired Loans and Related Income - A loan is considered impaired when management determines that it is probable that all contractual amounts of principal and interest will not be paid as scheduled in the loan agreement. These loans include nonaccruing loans past due 90 days or more, loans restructured in the current year, and other loans that management considers to be impaired.

When a loan is placed on nonaccrual status, all interest previously accrued, but not collected, is reversed and charged against interest income. Income on nonaccrual loans is then recognized only when the loan is brought current, or when, in the opinion of management, the borrower has demonstrated the ability to resume payments of principal and interest. Interest income on restructured loans is recognized pursuant to the terms of new loan agreements. Interest income on other impaired loans is monitored and based upon the terms of the underlying loan agreement. However, the recorded net investment in impaired loans, including accrued interest, is limited to the present value of the expected cash flows of the impaired loan, or the observable fair market value of the loan, or the fair value of the loan's collateral.

(j) Provision for Loan Losses - Management estimates the provision for loan losses by evaluating known and inherent risks in the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, detailed analysis of individual loans for which full collectibility may not be assured, and determination of the existence and realizable value of the collateral and guarantees securing the loans. The allowance is based upon factors and trends identified by future market factors beyond the Company's control, which may result in losses or recoveries differing significantly from those provided for in the financial statements.

(k) Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation. Major renewals or betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on the straight-line method over the estimated useful lives of thirty-five years for buildings and four to ten years for equipment.

(l) Real Estate Owned - Real estate acquired through foreclosure is recorded at the lower of cost (unpaid loan balance plus foreclosure expenses) less any reserve, or estimated market value. At March 31, 1996 and 1995, the Company did not own any real estate acquired through foreclosure.

(m) Trust Department - Assets held by the Bank's Trust Department in a fiduciary or agency capacity are not included in the consolidated financial statements as such items are not assets of the Bank. There were no assets under management by the Trust Department at March 31, 1996 or 1995. Total assets under management by the Trust Department had an aggregate market value of approximately $14,700,000 at March 31, 1994. Management discontinued the Trust Department during fiscal year 1995.

(n) Income Taxes - The Company reports income and expenses using the accrual method of accounting and files a consolidated tax return which includes its subsidiary. The Company accounts for income taxes on the liability method. The liability method recognizes the amount of tax payable at the date of the financial statements as a result of all events that have been recognized in the financial statements, as measured by the provisions of currently enacted tax law and rates.

(o) Earnings Per Share - Earnings per share are based on the weighted average number of shares of common stock outstanding during each reporting period. Earnings per share have been restated to reflect stock splits and stock dividends (see Note 11). Earnings per share for the fiscal years ended March 31, 1996, 1995 and 1994 are based on the equivalent weighted average number of shares outstanding of $6,553,005, 6,487,562 and 6,435,423, respectively. Outstanding options to purchase common stock of the Company are not considered dilutive for purposes of computing the weighted average number of shares outstanding.

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(p) New Accounting Standards - The Financial Accounting Standards Board issued Statement of Financial Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures, effective for the Bank in fiscal year 1996. These statements specify how allowances for credit losses related to impaired loans should be determined and establishes the allowable methods for income recognition. Adoption of the new standards did not have a material effect on the Company's financial position or results of operations.

(q) Reclassifications - Certain reclassifications have been made to prior years' amounts to conform to the current year presentation. These reclassifications have no significant effect on the Bank's previously reported financial position or results of operations.

NOTE 2 - INTEREST BEARING DEPOSITS

Interest bearing deposits consisted of the following at March 31, 1996 and
1995:                                    1996             1995
                                     ---------        ---------
Federal funds sold                 $ 8,100,000      $ 9,150,000
Certificates of deposit                526,311          570,631
Repurchase agreement                   129,993        1,890,464
                                   $ 8,756,304      $11,611,095

The Company has purchased securities under an agreement to resell substantially identical securities with a major Seattle-area bank. The amounts advanced under this agreement represent short-term loans and are reflected as interest-bearing deposits in the consolidated statement of financial position. The securities underlying the agreements are comprised of shares of a mutual fund, which trades primarily in U.S. government securities.

The underlying investments, which mature within 90 days, are maintained by a third party custodian in an investment pool that is comprised of securities which have been purchased by a variety of institutions under similar agreements to resell. The Company's transactions have been executed under a written custodial agreement that explicitly recognizes the Company's interest in their portion of the total investment pool.

Securities purchased under this agreement to resell averaged $393,957 and $1,197,773 monthly during 1996 and 1995, respectively. The maximum amount outstanding during any month in 1996 and 1995 amounted to $3,030,724 and $4,032,146, respectively.

NOTE 3 - INVESTMENT SECURITIES

The Company's investment policy requires that the Company purchase only high-grade investment securities. Purchases of debt instruments are generally restricted to those rated A or better by a nationally recognized statistical rating organization.

The amortized cost and estimated market values of investments, together with unrealized gains and losses, are as follows as of March 31, 1996 and 1995, respectively:

                                                    1996
                      ________________________________________________________
                                     Gross         Gross        Estimated
                      Amortized     Unrealized    Unrealized      Fair
                        Cost          Gains         Losses        Value
                      ---------     ----------    ----------    ----------
AVAILABLE-FOR-SALE SECURITIES
 State and political subdivisions and U.S.
  government agency
  securities        $31,061,762    $   183,878   $   (76,307)  $31,169,333
 Marketable equity
  securities            623,833      2,324,465          -        2,948,298
 Corporate debt
  securities            504,473          1,152          -          505,625
Total available-for-
 sale securities     32,190,068      2,509,495       (76,307)   34,623,256

HELD-TO-MATURITY SECURITIES
 State and political subdivisions and U.S.
  government agency
  securities          8,346,489         16,888       (31,134)    8,332,243
 Corporate debt
  securities          7,733,758        101,603       (10,460)    7,824,901
Total held-to-maturity
 securities            16,080,247        118,491       (41,594)   16,157,144
Total investment
 securities         $48,270,315    $ 2,627,986   $  (117,901)  $50,780,400

                                                    1995
                      ________________________________________________________
                                     Gross         Gross        Estimated
                      Amortized     Unrealized    Unrealized      Fair
                        Cost          Gains         Losses        Value
                      ---------     ----------    ----------    ----------
AVAILABLE-FOR-SALE SECURITIES
 State and political subdivisions and
  U.S. government
  agency securities $27,821,273    $    36,434   $  (472,341)  $27,385,366
 Marketable equity
  securities            883,493      1,559,313        (5,000)    2,437,806
Total available-for-
 sale securities     28,704,766      1,595,747      (477,341)   29,823,172
HELD-TO-MATURITY SECURITIES
 State and political subdivisions and
  U.S. government
  agency securities   3,793,155        136,974          (703)    3,929,426
 Corporate debt
  securities         10,211,221         85,961      (113,189)   10,183,993
Total held-to-maturity
 securities          14,004,376        222,935      (113,892)   14,113,419
Total investment
 securities         $42,709,142    $ 1,818,682   $  (591,233)  $43,936,591

The amortized cost and estimated fair value of investment securities at March 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   1996
                        _____________________________________________________
                           Available-For-Sale              Held-To-Maturity
                        Amortized      Estimated       Amortized    Estimated
                          Cost         Fair Value        Cost       Fair Value
                        ---------      ----------      ----------   ---------
State and political subdivisions and
 U.S. government agencies
   One year             $10,622,273   $10,630,147     $ 1,902,925   $1,905,836
   Two to five years     17,714,715    17,720,756       6,443,564    6,426,407
   Six to ten years       2,724,774     2,818,430          -            -
                         31,061,762    31,169,333       8,346,489    8,332,243
Corporate debt securities
   One year                 504,473       505,625       3,951,376    3,950,995
   Two to five years         -             -            3,782,382    3,873,906
Marketable equity securities
   One year                 623,833     2,948,298          -            -

Total investment
 securities             $32,190,068    $34,623,256   $16,080,247   $16,157,144

Proceeds from sales of investments and gross realized gains and losses on investment sales were as follows for the year ended March 31:
                                   1996           1995           1994
                                 -------         -------        -------
Proceeds from sales and
 maturities of investments     $ 25,389,243   $ 15,623,296    $ 25,820,344
Gross gains realized on
 sales of investments          $      4,577   $     14,360    $     95,890
Gross losses realized on
 sales of investments          $          -   $     28,446    $        233

Information about concentrations of investments in particular industries for marketable equity securities and corporate debt securities at March 31 consist of the following:
                                         1996                      1995
                                   __________________       __________________
                                               Market                   Market
                                   Cost        Value        Cost        Value
                                  _____        ______       _____       ______

Marketable equity securities
   Automobile                  $      -      $      -   $ 500,000    $ 495,000
   Banking                      543,543       981,445     293,543      593,800
   FHLMC common stock            24,230     1,577,125      24,230    1,119,250
   Other                         56,060       389,728      65,720      229,756
                              $ 623,833   $ 2,948,298   $ 883,493  $ 2,437,806

Corporate debt securities
   Banking                   $        -   $         -   $  499,342  $  580,625
   Brokerage companies        1,846,986     1,847,679    2,498,155   2,469,218
   Finance companies          4,965,604     5,060,972    2,715,325   2,675,788
   Private utilities          1,026,469     1,025,000    1,287,610   1,282,350
   Telephone companies          399,172       396,875      501,621     502,500
   Other                              -             -    2,709,168   2,673,512
                           $  8,238,231   $ 8,330,526  $10,211,221 $10,183,993

At March 31, 1996 and 1995, U.S. government agency and corporate debt securities of $1,500,000 and $2,500,000, respectively were pledged as collateral for deposits of state and local government agencies and deposits for trust accounts in excess of $100,000, as required by Washington State Law.

NOTE 4 - MORTGAGE-BACKED SECURITIES

Mortgage-backed securities at March 31 consist of the following:

                                                  1996
                        _____________________________________________________
                                       Gross          Gross         Estimated
                        Amortized     Unrealized      Unrealized       Fair
                           Cost         Gains          Losses         Value
                        ---------     ----------      ----------     --------
Available-for-sale
 securities           $   284,368    $      149     $   (5,044)   $   279,473
Held-to-maturity
 securities            23,078,825       345,258       (361,175)    23,062,908
  Total mortgage-
   backed securities  $23,363,193    $  345,407     $ (366,219)   $23,342,381

                                                    1995
                        ______________________________________________________
                                       Gross          Gross         Estimated
                        Amortized     Unrealized      Unrealized     Fair
                           Cost         Gains         Losses         Value
                        ----------    ----------      ----------     --------
Available-for-sale
 securities            $  548,913    $     6,582     $   (14,742)    $ 540,753
Held-to-maturity
 securities            22,856,494        197,379      (1,008,448)   22,045,425
Total mortgage-
   backed securities  $23,405,407    $   203,961     $(1,023,190)  $22,586,178

The amortized cost and estimated fair value of mortgage-backed securities at March 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

                                                   1996

                            __________________________________________________
                              Available-For-Sale        Held-To-Maturity
                             Amortized    Estimated     Amortized    Estimated
                               Cost       Fair Value      Cost      Fair Value
                             ---------   -----------    ---------   ----------
Mortgage-Backed Securities
  Two to five years         $  241,681    $  236,637   $ 1,463,563  $1,439,861
   Six to ten years               -             -        1,604,075   1,608,841
   After ten years              42,687        42,836    20,011,187  20,014,206
Total mortgage-
   backed securities        $  284,368    $  279,473   $23,078,825 $23,062,908

All of the above mortgage-backed securities are rated AAA by a nationally recognized statistical rating organization.

NOTE 5 - LOANS RECEIVABLE

Loans receivable (collateralized principally by properties in the Whatcom, Skagit and Snohomish Counties of Washington State) at March 31 consist of the following:
                                        1996                   1995
                                       ------                 ------
First mortgage loans
   Conventional                   $  428,994,680          $  396,428,785
   Construction - conventional        15,711,393              17,132,091
   FHA                                    18,712                  37,414
   VA                                          -                  10,639
   Real estate contracts                   5,778                 152,625
   Less participating interests
    sold                             (57,668,222)            (52,994,119)
   Participation loan interests        3,779,339               5,156,781
   Home equity loans                  10,654,690               9,144,186
   Loans on savings deposits             743,967                 687,368
   Consumer loans                      3,789,247               1,241,985
   Other loans                            81,991                 102,776
                                     -----------             -----------
                                     406,111,575             377,100,531
Less:
   Undisbursed loan proceeds          (5,665,166)             (6,311,483)
   Unearned discounts                   (112,721)               (231,015)
   Deferred loan fees                 (7,446,991)             (7,311,968)
   Allowance for loan losses          (3,236,150)             (3,126,150)
                                     -----------             -----------
                                    $389,650,547            $360,119,915

The Company originates both adjustable and fixed interest rate loans. Adjustable rate loans typically contain annual rate increase caps (2%) and loan lifetime rate increase caps (6 to 8%). At March 31, 1996, the Company had adjustable and fixed rate loans as follows:

                Fixed Rate                             Adjustable Rate
Term to Maturity          Book Value          Term to Maturity      Book Value
________________          __________          ________________      __________

Less than one year       $  5,384,743        Less than one year   $       -
One to two years            3,158,794        One to two years             -
Two to five years          15,229,955        Two to five years       246,823
Five to ten years          48,735,247        Five to ten years       841,052
Over ten years            305,850,085        Over ten years       26,664,876

Total commitments to originate mortgage loans, substantially all of which are not at committed rates, amounted to $6,570,804 and $1,848,050 at March 31, 1996 and 1995, respectively.

Real estate loans serviced for others are $57,668,222 and $52,994,119, respectively, as of March 31, 1996 and 1995.

Impaired loans on a nonaccrual basis or restructured, and the related interest, were not material at March 31, 1996 and 1995.

The allowance for loan losses at March 31 and changes during the year are as follows:

                                   1996               1995             1994
                                  _____               _____            _____

Balance, beginning of year     $  3,126,150      $ 2,994,150        $ 626,348
Provision for loan losses           110,000          132,000          367,802
Balance, end of year           $  3,236,150      $ 3,126,150      $ 2,994,150


NOTE 6 - ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

Accrued interest and dividends receivable at March 31 is summarized as follows:
                                                     1996              1995
                                                    ______             _____

Investment securities                            $   878,507      $   622,430
Mortgage-backed securities                           155,197          144,090
Loans receivable                                   2,572,159        2,460,456
Dividends on marketable equity securities              9,074           13,623
                                                 $ 3,614,937      $ 3,240,599

NOTE 7 - PREMISES AND EQUIPMENT

Premises and equipment at March 31 consisted of:
                                                    1996               1995
                                                   ______             ______

Buildings                                       $  5,296,552     $  5,296,552
Equipment                                          3,437,809        3,288,238
                                                   ---------        ---------
                                                   8,734,361        8,584,790
Accumulated depreciation                          (3,997,087)      (3,632,601)
                                                   ---------        ---------
                                                   4,737,274        4,952,189
Land                                               1,508,767        1,508,767
                                                   ---------        ---------
                                                $  6,246,041     $  6,460,956

NOTE 8 - DEPOSITS

A comparative summary of deposits at March 31 follows (the contractual or weighted average interest rates are indicated in parentheses):
                                                   1996                1995
                                                  ______              ______
Demand deposits
   Savings (3.46%, 3.35%)                      $ 29,451,298      $ 30,525,888
   Checking (1.93%, 2.26%)                       21,654,768        22,566,188
   Checking (noninterest-bearing)                 3,205,029         2,251,388
   Money market (3.93%, 3.38%)                   16,006,524        15,555,087
   Ultimate Money Market (4.77%, 4.18%)          31,325,489        25,973,885
                                                101,643,108        96,872,436
Time certificates of deposit
   Less than 6.00%                              195,291,015       137,904,704
   6.00% to 7.99%                               100,976,129       134,769,887
   8.00% to 9.99%                                 4,766,185         6,957,103
   10.00% to 11.99%                                       -         1,199,319
                                                301,033,329       280,831,013
   Total deposits                             $ 402,676,437     $ 377,703,449

Time deposit accounts of $100,000 or more amount to $67,692,930 and $59,026,699 at March 31, 1996 and 1995, respectively.

Time certificate of deposit maturities at March 31 are as follows:

                                       1996
                                       ----
                         Variable         Fixed
                           Rate            Rate         Total         1995
                        ---------     -----------     -----------  -----------

Within one year       $ 7,924,695    $201,036,849    $208,961,544 $205,967,750
One to two years        4,582,465      29,755,962      34,338,427   37,695,190
Two to three years      1,531,245       8,951,727      10,482,972    7,209,451
Three to four years       607,074       2,014,028       2,621,102    4,642,619
Four to five years         75,522       2,962,483       3,038,005    1,358,679
Over five years        14,235,997      27,355,281      41,591,278   23,957,324
                       ----------     -----------     -----------  -----------
                      $28,956,998    $272,076,330    $301,033,328 $280,831,013

The terms of variable rate Cds allow customers to make additional deposits to existing Cds at any time.

The weighted average nominal interest rate on all deposits at March 31, 1996 and 1995 is 5.39 percent and 4.71 percent, respectively.

Interest expense on deposits for the years ended March 31 is summarized as follows:
                                   1996               1995                1994
                                   ____               _____               ____

Money market                  $ 1,979,018         $ 1,619,161       $1,452,256
Checking                          468,000             559,312          586,241
Savings                         1,013,374           1,135,501        1,014,985
Certificates of deposit        17,313,072          13,633,780       12,173,391
                               ----------          ----------       ----------
                              $20,773,464         $16,947,754      $15,226,873
NOTE 9 - INOCME TAX

Deferred income tax results from temporary differences in the recognition of income and expense for tax and financial statement purposes. The source of these differences and the related tax effects for the years ended March 31 are as follows:

                                        1996            1995            1994
                                        _____           ____            ____

Deferred loan fees                  $ (758,129)     $ 1,964,518    $ (785,756)
Loan loss and general reserves         232,638          260,542       232,723
Deferred compensation                   24,521            3,183       (35,076)
Other, net                              24,146           12,757        18,109
                                      --------        ---------      --------
                                    $ (476,824)     $ 2,241,000    $ (570,000)

The nature and components of the Company's net deferred tax assets (liabilities), established at an estimated tax rate of 34 percent, are as follows at March 31:
                                                        1996            1995
                                                        ____            ____
Deferred Tax Assets
 Deferred loan fees in excess of amounts
   deferred for tax purposes                      $  1,176,407    $   418,000
 Deferred compensation agreements                      370,000        394,000
 Financial reporting accrued expenses
  not recognized for tax purposes                      290,000        324,000
      Total deferred assets                          1,836,407      1,136,000

Deferred Tax Liabilities
 Tax based loan loss deductions not
  recognized for financial reporting                (1,430,000)    (1,230,000)
 Tax effect of unrealized gains on
  available-for-sale securities                       (825,620)      (378,594)
 Other deferred tax liabilities                       (155,787)      (132,204)
      Total deferred liabilities                    (2,411,407)    (1,740,798)
      Net deferred tax assets (liabilities)        $  (575,000)   $  (604,798)

The Company believes, based upon the available evidence, that all deferred assets will be realized in the normal course of operations. Accordingly, these assets have not been reduced by a valuation allowance.

A reconciliation of the Company's income tax provision to the statutory federal income tax rate for the years ended March 31 is as follows:

                                        1996            1995          1994
                                       ------          ------        ------

Provision for income tax at the
 statutory rate of 34 percent        $ 3,674,403   $ 3,733,037     $ 4,171,968
Increase (decrease) in tax
 resulting from Dividends received
 deduction                               (21,057)      (21,719)       (25,639)
Other, net                               (67,355)      (71,273)        116,134
Income tax provision                 $ 3,585,991   $ 3,640,045     $ 4,262,463

The Company is allowed a bad debt deduction of 8 percent of taxable income, subject to certain limitations. The cumulative tax-basis bad debt deduction as of March 31, 1996 and 1995 was approximately $14,325,000 and $13,650,000, respectively. If any portion of this amount is subsequently used for purposes other than to absorb loan losses, that portion will be subject to federal income tax at the then prevailing tax rate.

NOTE 10 - BENEFIT PLANS

(a) Defined Benefit Retirement Plan - The Company has a noncontributory defined benefit retirement plan which covers all full-time employees with one year of continuous service who were also eligible to participate as of December 31, 1992. Effective January 1, 1993, the Company curtailed the enrollment of new participants to the plan due to factors described in Note
12. No additional contributions will be made to the plan. Concurrent with the curtailment, the plan fiscal year end was changed to December 31. Contributions to the plan are based upon the Projected Unit Credit actuarial funding method.

A new 401(k) plan (see Note 10e) has been established by the Company as an alternative to this defined benefit plan.

The plan's funded status as of December 31, 1996, 1995 and 1994 was as follows:

                                                 December 31
                                     1996             1995           1994
                                    _____             _____          _____
Accumulated benefit obligation
   Vested                         $ 2,148,381      $ 2,060,144    $ 1,827,573
   Nonvested                           50,753           67,169         88,641
                                  $ 2,199,134      $ 2,127,313    $ 1,916,214

Projected benefit obligation      $ 2,883,175      $ 2,756,105    $ 2,463,796
Fair value of plan assets          (2,041,493)      (1,818,103)    (1,784,709)
   Projected benefit obligation
    over (under) plan assets          841,682          938,002        679,087
Unrecognized prior service cost       130,166          143,531        156,896
Unrecognized net gain (loss)         (559,491)        (660,917)      (629,936)
Unrecognized net transition asset     107,864          126,355        144,846
   Accrued pension cost           $   520,221      $   546,971    $   350,893

Net annual pension cost includes the following components for the plan year ended December 31:
                                                     December 31
                                       1996              1995           1994
                                       _____             _____          _____
Service costs - benefits
 earned during the period          $  158,895     $    154,300    $  109,320
Interest cost on projected
 benefit obligation                   162,797          146,203       122,426
Actual return on plan assets          (70,400)         (62,061)     (125,555)
Net amortization and deferrals        (38,684)         (42,364)      (38,072)
   Net pension cost                $  212,608     $    196,078    $   68,119

The weighted average assumptions used were as follows:

                                       1996              1995           1994
                                       _____            _____           _____
Discount rate                            6%                6%             6%
Rate of increase in compensation
 levels                                  5%                5%             5%
Expected long-term rate of return
 on plan assets                          6%                6%             6%


(b) Deferred Compensation Plan - The Company has entered into deferred compensation agreements with certain of its officers. The agreements provide for additional retirement benefits payable over a ten to fifteen year period following retirement. In connection with these agreements, the Company has acquired life insurance policies on the individual officers covered by the deferred compensation agreements. At March 31, 1996 and 1995, the cash surrender values of these policies included in other assets aggregated $1,445,290 and $1,555,442, respectively.

Deferred compensation expense amounted to $32,000, $47,059 and $164,052 in 1996, 1995 and 1994, respectively.

(c) Profit Sharing Arrangement - The Company has a profit sharing arrangement with employees meeting certain service requirements. Payments made to employees pursuant to the arrangement are based upon earnings, growth in deposits and attainment of certain corporate objectives. Costs of the arrangement were $437,370, $600,294 and $879,412 for 1996, 1995 and 1994,
respectively.

(d) Employee Stock Ownership Plan - All employees of the Company who have completed a minimum number of years of service with the Company are eligible to participate in the Company's employee stock option plan ("ESOP"). Participants receive distributions from the ESOP only in the event of retirement, disability or termination of employment. The primary purpose of the ESOP is to acquire shares of the Company's common stock on behalf of ESOP participants.

The Company loaned the ESOP $509,485 in 1986 to purchase original issue common stock at the initial offering price. The loan is to be repaid over a period of ten years, with annual payments including interest due on March 31. The interest rate is equivalent to the one-year advance rate for the Federal Home Loan Bank of Seattle and is adjusted each year. The Company makes annual contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. In 1996, 1995 and 1994 the Company contributed $26,737, $43,593 and $80,640, respectively, including interest, to the ESOP which is included in compensation expense. The loan was paid off in full during the year ended March 31, 1996; the loan balance at March 31, 1995 amounted to $25,000.

(e) 401(k) Plan - Effective January 1, 1993, the Company adopted a defined contribution 401(k) retirement and savings plan (the "Plan") covering substantially all employees. The Company contributes 3 percent of participating employee's eligible salary to the Plan and a discretionary amount determined annually by the Board of Directors. Total contributions to the Plan amounted to $297,087, $120,036 and $120,778 for the years ended March 31, 1996, 1995 and 1994, respectively.

NOTE 11 - STOCKHOLDERS' EQUITY

(a) The Board of Directors declared a 10 percent stock dividend on June 28, 1994 to stockholders of record on August 8, 1994. This dividend added 588,579 shares of common stock to outstanding shares.

The average number of shares outstanding and all per share data has been restated to reflect the stock dividends and stock split.

(b) Capital Adequacy -The Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation and the Federal Reserve Board. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines on the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Banks assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures have been established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier I capital (as defined in the regulations) to total average assets; and minimum ratios of Tier I and total risk based capital to risk-weighted assets. Under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier I leverage, Tier I risk-based, and total risk based ratios to be categorized as well as capitalized. These ratios are set forth in the table below.
                                                       To be Well Capitalized
                                     For Capital       Under Prompt Corrective
                     Actual          Adequacy Purposes    Action Provisions
                     Amount  Ratio   Amount     Ratio     Amount     Ratio
                     ------  -----   ------     -----     ------     -----
March 31, 1996
 Tier I (to
  average assets)   $79,147  16.2%  $19,558     4.0%     $24,448      5.0%
 Tier I capital
  (to risk-weighted
  assets)            77,838  29.5    10,558     4.0       15,838      6.0
 Total risk based
  capital (to risk-
  weighted assets)   80,204  30.4    21,116     8.0       26,396     10.0
March 31, 1995
 Tier I (to average
  assets)          $ 72,685  15.9% $ 18,299     4.0%    $ 22,874      5.0%
 Tier I capital
  (to risk-weighted
  assets)            72,503  28.3    10,264     4.0       15,396      6.0
 Total risk based
  capital (to risk-
  weighted assets)   74,701  29.1    20,528     8.0       25,660     10.0

As of March 31, 1996, the most recent notification from the Bank's regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.
(c) Dividends - Washington State Law limits certain cash dividends within ten years of a conversion. The Bank may not, without prior approval of the State Supervisor of Banking, declare or pay cash dividends on its capital stock in an amount in excess of one-half of the greater of its net income for the current fiscal year or the average of its net income for the current fiscal year and not more than two of the immediately preceding fiscal years.

(d) Restricted Retained Earnings - The Bank converted to a state-chartered stock savings bank in August 1986. Washington State Law requires that preconversion retained earnings be restricted for the protection of preconversion depositors. Restricted retained earnings at the date of conversion were $14,900,000.

(e) Stock Option and Incentive Plan - The Company may award options for a maximum of 612,256 shares, as restated, of authorized common stock to certain officers and key employees under the 1987 Stock Option and Incentive Plan ("Incentive Plan"). The Incentive Plan is intended to provide for the granting of both incentive stock options and nonincentive stock options. Options are granted at the then fair market value and vest at 20 percent to 35 percent per year. Options are exercisable from one to five years from date of grant, subject to certain limitations.

At March 31, 1996, options granted under the Incentive Plan are as follows:
                                       Price per Share                Options
                                      -----------------              ---------
Balance, March 31, 1993                                               321,376
   Granted                           $ 12.84   to   $ 14.54            12,855
   Exercised                         $  2.87   to   $  9.49           (54,585)
   Terminated/Forfeited              $  8.03   to   $  9.49              (952)
Balance, March 31, 1994                                               278,694
   Granted                           $ 11.63   to   $ 12.84             8,408
   Exercised                         $  2.87   to   $ 14.54           (31,313)
   Terminated/Forfeited              $  2.87   to   $ 14.54            (9,383)
Balance, March 31, 1995                                               246,406
   Exercised                         $  2.87   to   $ 14.54           (67,736)
   Terminated/Forfeited              $  2.87   to   $ 14.54            (4,416)
Balance, March 31, 1996                                               174,254

All shares and prices per share have been restated to reflect the effects of stock dividends and splits through the date of this financial statement.

The number of options exercisable amounted to 159,286 at March 31, 1996.

(f) Stock Option Plan - During the year ended March 31, 1996, the Company established an incentive stock option plan (the 1995 Plan) authorizing the grant of up to 360,000 shares of common stock to certain officers and key employees of the Bank. Options are granted at no less than fair market value and may or may not vest immediately upon issuance based on the terms established by the Board of Directors. Options are generally exercisable within three to five years from the date of grant and expire after ten years.

At March 31, 1996, options granted under the 1995 Plan are as follows:

                                       Price per Share                Options
                                       ----------------              ---------
Balance, March 31, 1995
  Granted                              $ 12.23   to   $ 12.56         161,200
  Exercised                                                                 -
  Terminated/Forfeited                 $ 12.23   to   $ 12.56          (3,700)
Balance, March 31, 1996                                               157,500

(g) Holding Company Loans - Under federal regulations, the Bank is limited, unless previously approved, as to the amount it may loan to the holding company and any one affiliate to 10 percent of its capital stock and surplus, and the total of loans to the holding company and affiliates must not exceed 20 percent of capital and surplus. Further, all such loans must be fully collateralized.

(h) Dividend Reinvestment Plan - As a service to its stockholders of record, the Bank offers a Dividend Reinvestment and Stock Purchase Plan ("Reinvestment Plan"). Under the terms of the Reinvestment Plan, dividends and optional cash payments may be reinvested toward the purchase of additional shares of stock. No brokerage commission or fees are charged to acquire shares through the Reinvestment Plan.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

(a) Employment Agreement - The Company has entered into a four year employment agreement with the Company's president at an amount approximating his current level of compensation. In the event of specified terminations of the president's employment following a change in control of the Company (as defined), the agreement provides the president with severance payments of up to three times his annual compensation plus continuation of certain benefits.

(b) Contingency Reserve - The Company has a contingency reserve of $353,000 recorded to reflect the estimated impairment of value related to pension plan assets invested with Mutual Benefit Life Insurance Company. The Company plans to honor its pension commitments and, after reviewing all of the available information, has reserved 17 percent of the plan's asset values to reflect this commitment.

(c) Long-Term Lease Commitments - The Company has entered into lease agreements for three branch offices located in Snohomish County, Washington. Future noncancelable lease payments under these agreements are as follows for the years ending March 31:

     1997             $  87,936
     1998                87,936
     1999                85,020
     2000                60,370
     2001                78,000
                        -------
                      $ 399,262

NOTE 13 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has implemented Statement of Financial Accounting Standards (SFAS) No. 107, Disclosure About Fair Value of Financial Instruments. The following methods and assumptions were used to estimate the fair value of the following classes of financial instruments:

Cash Equivalents and Federal Funds Sold - Due to the relatively short period of time between the origination of these instruments and their expected realization, the carrying amount is estimated to approximate market value.

Investment and Mortgage-Backed Securities, and Loans Held-for-Sale - For securities and loans held-for-sale, fair values are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loan Receivables - For certain homogeneous categories of loans, such as those written to Federal Home Loan Mortgage Corporation ("FHLMC") standards, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

Deposit Liabilities and Federal Funds Purchased - The fair value of demand deposits, savings accounts, certain money market deposits, and federal funds purchased, is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting the estimated future cash flows using the rates currently offered for deposits with similar remaining maturities.

Off-Balance-Sheet Instruments - The Company's off-balance-sheet instruments include unfunded commitments to extend credit. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market price and the inability to estimate fair value without incurring excessive costs.

The carrying amounts and estimated fair values of the Bank's financial instruments at March 31, 1996 and 1995 are as follows:

                                   1996                          1995
                         ________________________    _________________________
                         Carrying                    Carrying
                         Amount       Fair Value     Amount      Fair Value
                         ________     __________     ________    __________
Financial Assets
 Cash and cash
  equivalents         $ 4,844,146    $ 4,844,146   $ 4,946,359   $ 4,946,359
 Investment securities 50,703,503     50,780,400    43,827,548    43,936,591
 Mortgage-backed
  securities           23,258,298     23,342,381    23,397,247    22,586,178
 Interest-bearing
  deposits              8,756,304      8,756,304    11,611,095    11,611,095
 Loans                389,650,547    383,285,007   360,119,915   349,090,737
 Accrued interest and
  dividends receivable  3,614,937      3,614,937     3,240,599     3,240,599

Financial Liabilities
  Demand and savings
   deposits           101,643,108    101,643,108    96,872,436    96,872,436
   Time deposits      301,033,329    304,362,022   280,831,013   279,451,586
   Accounts payable
    and accrued
    liabilities         4,277,395      4,277,395     4,330,703     4,330,703
   Accrued interest
    payable               305,317        305,317       157,437       157,437

NOTE 14 - PARENT COMPANY (ONLY) FINANCIAL INFORMATION

Condensed balance sheet at March 31, 1996:
                                                                In Thousands
                                                                ____________

   Cash                                                         $      166
   Investment in bank                                               78,940
   Other assets                                                        567
                                                                $   79,673
   Other liabilities                                            $      526
   Stockholders' equity                                             79,147
                                                                $   79,673

Condensed statement of income for the year ended March 31, 1996:

                                                                In Thousands
                                                                ____________

   Income
       Cash dividends from Bank subsidiary                      $     1,160
   Expenses
       Compensation                                                      42
       Other                                                             74
          Total expenses                                                116

   Income before equity in undistributed income of
     subsidiary and benefit equivalent to income taxes                1,044
   Benefit equivalent to income taxes                                    39
   Income before equity in undistributed income of subsidiary         1,083
   Equity in undistributed income of subsidiary                       6,138
          Net income                                            $     7,221

Condensed statement of cash flows for the year ended March 31, 1996:
                                                                 In  Thousands
                                                                 _____________
   Cash Flows From Operating Activities
       Net income                                                $    7,221
   Adjustments to reconcile net income to net cash
     flow from operating activities
       Equity in undistributed income of subsidiary                  (6,138)
       Other operating activities                                       (80)
          Net cash flows from operating activities                    1,003
   Cash Flows From Financing Activities
       Sale of common stock                                             213
       Dividends paid                                                (1,050)
          Net cash flows from financing activities                     (837)
   Net Change In Cash                                                   166
   Cash, beginning of year                                                -
   Cash, end of year                                             $      166

NOTE 15 - SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

                                      Year Ended March 31, 1996
                       1st Quarter    2nd Quarter   3rd Quarter    4th Quarter
                       -----------    -----------   -----------    -----------
Interest income        $ 9,014,590    $ 9,227,444   $ 9,357,995   $ 9,482,242
Interest expense        (5,014,548)    (5,236,169)   (5,345,005)   (5,177,742)
Net interest income      4,000,042      3,991,275     4,012,990     4,304,500
Provision for loan losses  (15,000)       (15,000)      (15,000)      (65,000)
Other income               336,913        336,968       314,984       303,904
Other expenses          (1,797,136)    (1,541,133)   (1,671,781)   (1,674,457)
Income from continuing operations
 before income tax       2,524,819      2,772,110     2,641,193     2,868,947
Federal income tax        (826,250)      (911,404)     (885,935)     (962,402)
Net income             $ 1,698,569    $ 1,860,706   $ 1,755,258   $ 1,906,545
Earnings per share (adjusted for stock
 splits and dividends) $       .26    $       .28   $       .27   $       .29

                                   Year Ended March 31, 1995
                      1st Quarter     2nd Quarter    3rd Quarter   4th Quarter
                      -----------     -----------    -----------   -----------
Interest income      $  8,242,461     $ 8,399,115   $ 8,567,400   $ 8,780,093
Interest expense       (3,841,342)     (4,069,359)   (4,306,844)   (4,730,209)
Net interest income     4,401,119       4,329,756     4,260,556     4,049,884
Provision for loan
 losses                   (33,000)        (33,000)      (33,000)      (33,000)
Other income              361,483         322,211       293,836       242,106
Other expenses         (1,799,024)     (1,871,016)   (1,733,918)   (1,745,473)
Income from continuing
 operations before
 income tax             2,930,578       2,747,951     2,787,474     2,513,517
Federal income tax       (970,526)       (908,187)     (923,848)     (837,484)
Income from continuing
 operations             1,960,052       1,839,764     1,863,626     1,676,033
Discontinued operation
 (sale of Trust Department), net of
 taxes of            $     93,500         181,500             -            -

Net income           $  2,141,552     $ 1,839,764    $ 1,863,626   $ 1,676,033
Earnings per share
 (adjusted for stock
 splits and dividends)  $     .33     $       .28    $       .29    $      .26

NOTE 16 - NEW ACCOUNTING PRONOUNCEMENTS

FASB issued Statement of Financial Accounting Standards No. 121, Accounting For The Impairment Of Long-Lived Assets and Assets To Be Disposed Of. This standard addresses accounting for the impairment of long-lived assets, certain identifiable intangibles and goodwill. The Company does not expect this standard to have an impact on its financial reporting. This standard will become effective for the Company in fiscal year 1997.

In May 1995, FASB issued Statement of Financial Accounting Standards No. 122, Accounting For Mortgage Servicing Rights. This standard requires separate recognition of mortgage servicing rights obtained in connection with the origination of loans. The standard may only be applied prospectively and will be effective for the Company beginning in fiscal year 1997. The Company is studying the requirements of this standard and believes that its application will not have significant effects on its financial reporting.

In October 1995, FASB issued Statement of Financial Accounting Standard No. 123, Accounting For Stock-Based Compensation. This standard establishes financial accounting and reporting standards for stock-based employee compensation plans, such as stock purchase or stock option plans. The requirements of this standard are effective for transactions entered into during fiscal year 1997. The Company believes that this standard's application will not have significant effects on its financial reporting.

NOTE 17 - SUBSEQUENT EVENTS

Subsequent to year end, the Company's Employee Stock Ownership Plan ("ESOP") began to purchase up to $500,000 worth of the Company's common stock for the benefit of participants in the ESOP plan. Additionally, the Company announced a plan to repurchase up to 657,000 shares, or approximately 10% of the Company's outstanding common stock. The repurchase program is expected to be completed within 24 months.

PAGE

                                 REVOCABLE PROXY
                             HORIZON FINANCIAL CORP.

                         ANNUAL MEETING OF SHAREHOLDERS
                                  July 23, 1996

     The undersigned hereby appoints the Executive/Proxy Committee of the Board of Directors of Horizon Financial Corp. ("Corporation") with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders ("Meeting"), to be held at the Best Western Lakeway Inn, 714 Lakeway Drive, Bellingham, Washington, on Tuesday, July 23, 1996, at 2:00 p.m., Pacific Time, and at any and all adjournments thereof, as follows:

                                                                   VOTE
                                                                FOR   WITHHELD


     I. The election as directors of the nominees listed below  [  ]   [  ]
        (except as marked to the contrary below).

        Robert C. Diehl          (One-year term)
        Fred R. Miller           (One-year term)
        Maurice (Dennis) Fox     (Two-year term)
        George W. Gust           (Two-year term)
        Frank G. Uhrig           (Two-year term)
        L. M. (Larry) Strengholt (Three-year term)
        Richard R. Haggen        (Three-year term)
        V. Lawrence Evans        (Three-year term)

        INSTRUCTIONS: To withhold your vote for any individual nominees, write the nominee's name on the line below.

        ____________________________________________________


The Board of Directors recommends a vote "FOR" the listed proposition.


THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE BOARD OF DIRECTORS IN ITS BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE BOARD OF DIRECTORS TO VOTE WITH RESPECT TO APPROVAL OF THE MINUTES OF THE PRIOR MEETING OF SHAREHOLDERS, THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND MATTERS INCIDENT TO THE CONDUCT OF THE 1996 ANNUAL MEETING.

                    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Corporation at the Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

     The undersigned acknowledges receipt from the Corporation, prior to the execution of this proxy, of Notice of the Annual Meeting, a proxy statement for the Annual Meeting and an Annual Report to Shareholders.



Dated:                     , 1996



_______________________________                  _____________________________

PRINT NAME OF SHAREHOLDER                        PRINT NAME OF SHAREHOLDER

_______________________________                  _____________________________

SIGNATURE OF SHAREHOLDER                         SIGNATURE OF SHAREHOLDER





Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.






PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.